Exhibit 99.1

Kadmon Provides Business Update and Reports Third Quarter 2019 Financial Results

NEW YORK, November 7, 2019 – Kadmon Holdings, Inc. (NYSE: KDMN) today provided a business update and reported financial and operational results for the third quarter of 2019.

“Following the completion of enrollment in our registration trial of KD025 in cGVHD in August 2019, we are preparing to announce results from the pre-specified interim analysis later this month,” said Harlan W. Waksal, M.D., President and CEO of Kadmon. “Also this quarter, at the American Society of Hematology Annual Meeting, we plan to present updated positive data from our earlier Phase 2 study of KD025 in cGVHD, which shows continued patient improvement over time.”

Dr. Waksal continued, “Today we also announced a new partnership with BioNova Pharmaceuticals to develop and commercialize KD025 for GVHD in China. We believe this joint venture with an experienced management team will allow us to pursue rapid development and approval of KD025 for GVHD patients in China.”

Q4 2019 Highlights and Anticipated Key Milestones:

KD025

    Chronic graft-versus-host disease (cGVHD)

•

November 2019: Report results from interim analysis of ROCKstar (KD025-213), the ongoing registration trial of KD025; data are intended to serve as the basis for an anticipated pre-New Drug Application meeting with the U.S. Food and Drug Administration (FDA)

•	December 2019: Present updated positive data from KD025-208, the Phase 2 clinical trial of KD025 in cGVHD, at the 61st American Society of Hematology Annual Meeting
o	New data cut-off with approximately 6 months of additional follow-up showed continued improvement, with the Overall Response Rate (ORR) increasing to 65% from 59% across all three cohorts
o	Kaplan-Meier median duration of response increased to 34 weeks, from 28 weeks
o	KD025 continued to be well tolerated
•

In November 2019, Kadmon entered into a partnership with BioNova Pharmaceuticals Ltd. to form a joint venture to exclusively develop and commercialize KD025 for the treatment of graft-versus-host disease (GVHD) in the People’s Republic of China. Under the terms of the transaction agreements, Kadmon will receive an upfront payment and is eligible to receive development, regulatory and commercial milestone payments upon the occurrence of specified events. In aggregate, the upfront payment and potential milestones could total up to $45.0 million over the term of the agreements. In addition, Kadmon is eligible to receive double-digit percentage royalty payments on sales of KD025 for GVHD in China.

    Systemic Sclerosis

•	Continue enrollment in ongoing double-blind, placebo-controlled Phase 2 clinical trial of KD025-209 in systemic sclerosis

KD033

•	Submit Initial New Drug (IND) application of Kadmon’s immuno-oncology candidate, KD033, an anti-PD-L1/IL-15 fusion protein

KD045

•	Complete IND-enabling studies of KD045, Kadmon’s pan-ROCK inhibitor

Financial Results

Third Quarter 2019 Results

Net loss for the three and nine months ended September 30, 2019 was $62.4 million and $49.6 million, respectively, compared to $13.8 million and $12.7 million for the same periods in 2018. Net loss for the three month period ended September 30, 2019 was primarily driven by non-cash unrealized losses related to Kadmon’s ownership of ordinary shares of MeiraGTx Holdings plc (MeiraGTx), a publicly-traded (Nasdaq: MGTX), clinical-stage gene therapy company.

Loss from operations for the three and nine months ended September 30, 2019 was $23.2 million and $70.8 million, respectively, compared to $21.3 million and $58.1 million for the same periods in 2018. The increase in loss from operations was primarily related to an increase in research and development expenses.

Research and development expenses for the three and nine months ended September 30, 2019 were $13.2 million and $43.3 million, respectively, compared to $11.9 million and $31.9 million for the same periods in 2018. The increase in research and development expenses was primarily related to the development of KD025, as well as the development of KD033.

Selling, general and administrative expenses for the three and nine months ended September 30, 2019 were $10.2 million and $27.1 million, respectively, compared to $9.7 million and $26.7 million for the same periods in 2018.

Liquidity and Capital Resources

At September 30, 2019, the Company’s cash and cash equivalents totaled $66.1 million, compared to $94.7 million at December 31, 2018. In addition, as of September 30, 2019,  the Company maintained approximately 9.7% ownership of ordinary of MeiraGTx, which was valued at $56.4 million at September 30, 2019.

Subsequently, in October 2019, the Company entered into a transaction pursuant to which it sold approximately 1.4 million ordinary shares of MeiraGTx for gross proceeds of $22.0 million.  After consummation of the transaction, the Company held approximately 5.7% of the outstanding ordinary shares of MeiraGTx. Pursuant to the Company’s existing secured credit facility, half of the proceeds received from the sale, or $11.0 million, were used to pay down part of the outstanding amounts owed under the credit facility. After this repayment, approximately $17.0 million remained outstanding under the  credit facility. The remaining $11.0 million were added to the Company’s cash balances in October 2019.

About KD025

KD025 is a selective oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), a signaling pathway that modulates inflammatory response. Enrollment is complete in ROCKstar (KD025-213), a registration trial of KD025 in cGVHD patients who have received at least two prior lines of systemic therapy. The FDA has granted Breakthrough Therapy Designation and Orphan Drug Designation to KD025 for the treatment of cGVHD. KD025 is also being studied in an ongoing Phase 2 clinical trial in adults with diffuse cutaneous systemic sclerosis (KD025-209).

About Kadmon

Kadmon is a biopharmaceutical company developing innovative products for significant unmet medical needs. Our product pipeline is focused on inflammatory and fibrotic diseases as well as immuno-oncology.

Forward Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe, China and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) the use of proceeds from our recent public offerings; (xxii) the potential benefits of any of our product candidates being granted orphan drug designation; (xxiii) the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; (xxiv) our intentions with respect to our holdings of shares of MeiraGTx; (xxv) the possibility that we will not be able to successfully operate our joint venture with BioNova Pharmaceuticals Ltd.; and/or (xxvi) other risks and uncertainties. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Kadmon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Kadmon Holdings, Inc.
Consolidated Statements of Operations - Unaudited
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues
Net sales	$50	$198	$164	$633
Other revenue	176	174	529	531
Total revenue	226	372	693	1,164
Cost of sales	73	59	149	361
Write-down of inventory	—	20	932	265
Gross profit	153	293	(388)	538
Operating expenses:
Research and development	13,227	11,918	43,326	31,876
Selling, general and administrative	10,174	9,668	27,101	26,730
Total operating expenses	23,401	21,586	70,427	58,606

Loss from operations	(23,248)	(21,293)	(70,815)	(58,068)
Total other (expense) income	(39,147)	7,494	21,172	44,771
Income tax benefit	—	—	—	562
Net loss	$(62,395)	$(13,799)	$(49,643)	$(12,735)
Deemed dividend on convertible preferred stock	517	515	1,540	1,496
Net loss attributable to common stockholders	$(62,912)	$(14,314)	$(51,183)	$(14,231)

Basic and diluted net loss per share of common stock	$(0.49)	$(0.13)	$(0.40)	$(0.15)
Weighted average basic and diluted shares of common stock outstanding	128,225,469	113,101,776	128,360,618	92,378,205

Kadmon Holdings, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)
Cash and cash equivalents	$66,132	$94,740
Other current assets	1,949	4,196
Investment, equity securities – current	56,379	—
Investment, equity securities – noncurrent	—	34,075
Right of use lease asset	20,510	—
Other noncurrent assets	10,911	11,650
Total assets	$155,881	$144,661

Current liabilities	54,324	24,018
Lease liability - noncurrent	20,774	—
Other long term liabilities	659	4,752
Secured term debt – net of current portion and discount	—	27,480
Total liabilities	75,757	56,250
Total stockholders’ equity	80,124	88,411
Total liabilities and stockholders’ equity	$155,881	$144,661

Contact Information

Ellen Cavaleri, Investor Relations

646.490.2989

ellen.cavaleri@kadmon.com